Exhibit 10.2

FORTUNE BRANDS, INC.

SEVERANCE PLAN FOR VICE PRESIDENTS

Fortune Brands, Inc. (the “Company”) has established the Fortune Brands Severance Plan for Vice Presidents (the “Plan”) effective as of January 1, 2000. The Plan is amended and restated as set forth herein, effective January 1, 2008. This Plan supersedes any other severance plan maintained by the Company for Vice Presidents.

Notwithstanding anything in the Plan to the contrary, the Company intends that, to the extent the Plan provides a severance pay benefit that constitutes a deferral of compensation as determined in accordance with Section 409A of the Internal Revenue Code (the “Code”) and regulations and guidance promulgated thereunder (collectively, “Section 409A”), each provision in the Plan shall be interpreted to comply with the requirements of Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.

SEVERANCE PLAN BENEFITS:

1. Coverage

All salaried employees who are Vice Presidents of the Company and who are terminated under the circumstances described in Section 2 or Section 3 below are covered by the Plan. Officers above the level of Vice President who are covered by individual Severance Agreements with the Company are excluded from the Plan.

2. Eligibility and Amount of Severance Pay – General

A. Eligibility – Initial

This Section 2 applies to all employees covered by the Plan upon the occurrence of one of the events described in the following Sections 2(A)(1) and 2(A)(2), but only if such event does not occur as a result of a Change in Control (as defined in Section 3).

1.	Involuntary separation from service with the Company. The term “involuntary separation from service” means separation from service for any reason other than resignation, retirement, death, disability, or cause, provided the employee remains employed until the date designated by the Company as his or her termination date. The term “cause” includes but is not limited to misconduct, negligence, dishonesty, criminal act, excessive absenteeism, and willful failure to perform job responsibilities and other conduct determined by the Company to be “cause.” The term “retirement” means termination of employment on or after attainment of age 55 and completion of at least 10 years of service. The term “disability” means the employee is considered disabled for purposes of the Company’s long term disability plan.

2.	Voluntary separation from service resulting from relocation due to corporate restructuring. The term “voluntary separation from service resulting from

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relocation” means a voluntary separation from service resulting from the relocation of the employee’s job location to a location more than 35 miles from the employee’s former job location; provided that, not later than 30 days after the relocation of the employee’s job, the employee shall provide notice to the Company of the conditions described in this Section 2(A)(2) and his or her intent to separate from service; upon receipt of such notice, the Company shall have 30 days during which the Company may remedy such conditions; and in the event of the Company’s failure to do so, the employee separates from service within the 90-day period following the relocation of his or her job.

B. Eligibility – Continuing

An employee is not eligible for severance pay under the Plan if (a) the employee is offered a comparable position (as determined by the Company in its discretion) with the Company, an affiliate of the Company, or a successor employer (including the provider of an outsourced function) as a result of a reorganization of the Company, the sale of stock or assets of the Company, or the outsourcing by the Company of the employee’s job function, and (b) such position is located within a 35-mile radius of the employee’s former job location.

In addition, if an employee is offered and accepts another position with the Company or any affiliate or business unit of the Company prior to commencement of severance pay benefits, no severance pay will be provided under this Plan. If an employee accepts a position with the Company or any affiliate or business unit of the Company after severance pay begins, no further severance pay benefits will be provided upon assumption of the new position.

C. Amount

The amount of severance pay provided for separations from service described in Section 2(A) will be 12 months of base salary plus the employee’s target bonus for the year in which the employee’s separation from service occurs. Notwithstanding the foregoing, the bonus portion of the severance pay will be offset by any annual bonus actually paid under the terms of the Company’s annual bonus plan for the year of termination, but not below zero.

3. Eligibility and Amount of Severance Pay – In the Event of a Change in Control

A. Eligibility

If any employee covered by the Plan separates from service following a Change in Control of the Company, the employee shall be entitled to severance pay under this Section 3 (and no severance pay shall be provided under Section 2) in the following circumstances. “Change in Control” means a Change in Control as defined in Section 12(b)(iii) of the Fortune Brands, Inc. 2007 Long-Term Incentive Plan.

1.	Involuntary separation from service with the Company (as defined in Section 2(A)(1)) during the 18-month period following the Change in Control.

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2.	Voluntary separation from service resulting from relocation (as defined in Section 2(A)(2)) within 18 months following the Change in Control.

3.	Voluntary separation from service if, within 18 months following the Change in Control, the employee is demoted to a lower salary grade; provided that, no later than 90 days after the employee’s demotion, the employee shall provide notice to the Company of the conditions described in this Section 3(A)(3) and his or her intent to separate from service; upon receipt of such notice, the Company shall have 30 days during which the Company may remedy such conditions; and in the event of the Company’s failure to do so, the employee separates from service within the 90-day period following the demotion (or by the end of the 30-day remedy period, if later).

The conditions set forth in Section 2(B) above shall also apply to employees covered by this Section 3.

B. Amount

The amount of severance pay provided for separations from service within 18 months following a Change in Control will be 18 months of base salary plus the employee’s target bonus for the year in which the employee’s separation from service occurs. Notwithstanding the foregoing, the bonus portion of the severance pay will be offset by any annual bonus actually paid under the terms of the Company’s annual bonus plan for the year of termination, but not below zero.

4. Payment of Severance

Eligible separated employees will receive payment of severance in regular pay intervals through the applicable severance period following the date on which the employee separates from service (the “separation date”). An employee’s separation date shall be determined in accordance with the requirements of Section 409A. Notwithstanding the foregoing, if an employee is a specified employee (as defined below), the following rules shall apply:

A.

For purposes of applying the exception to Section 409A for short-term deferrals, each installment shall be treated as a separate payment. Accordingly, any benefits paid (i) within 2- 1/2 months of the end of the Company’s taxable year containing the separation date, or (ii) within 2- 1/2 months of the end of the employee’s taxable year containing his or her separation date shall be exempt from Section 409A and shall be paid in accordance with the first sentence of this Section 4.

B.	To the extent the employee’s severance pay benefit otherwise payable in the first six months following the employee’s separation date (other than amounts exempt from Section 409A under Section 4(A) above) is equal to or less than the lesser of the amounts described in Treasury Regulations Sections 1.409A-1(b)(9)(iii)(A)(1) and (2), such severance benefit shall be exempt from Section 409A and shall be paid in accordance with the first sentence of this Section 4.

C.	Only to the extent a portion of the employee’s severance pay benefit is not exempt from Section 409A pursuant to Sections 4(A) or 4(B) above, any such remaining severance

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pay benefits shall be delayed until the first payroll date of the 7th month following the employee’s separation date. Any delayed payments shall then be paid in a lump sum without interest. Thereafter, the remainder of an employee’s severance pay benefit shall be payable in installments according to the normal payroll schedule of the Company.

D.	“Specified employee” means a an employee identified as a specified employee pursuant to the “Procedures for Determining Specified Employees under Code Section 409A” as adopted, and as amended from time to time, by the Company’s Board of Directors or a committee or individual authorized by the Company’s Board of Directors for this purpose.

In the event of an employee’s death after signing the separation letter and release of claims required by Section 8, but before receipt of all severance pay, all remaining payments will be made in a lump sum to the employee’s estate. All payments are subject to normal payroll taxes and required withholding and may be reduced by any amounts employee owes the Company; provided that, to the extent an employee’s severance pay benefit is not exempt from Section 409A, then any offset to such benefit shall comply with the requirements of Section 409A.

In the event an employee is entitled to severance pay as a result of an involuntary separation described in Section 2(A)(1) or 3(A)(1) and the Company discovers information that, in the Company’s reasonable judgment would have provided a basis for termination for cause (as defined in Section 2(A)(1)), the Company will have no further obligation to make payments under the Plan. The Company will have the right to recover all amounts previously paid under the Plan, as well as attorney’s fees incurred in connection with such recovery.

5. Benefit Coverage

Medical, dental, and healthcare flexible spending account coverage (collectively, “healthcare coverage”) will cease on the last day of the month in which employment terminates. Healthcare coverage may then be continued for the severance period on the same terms and conditions and at the same contribution rates that apply to employees; any such continued healthcare coverage elected by the employee shall run concurrent with coverage required to be made available under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). While severance payments continue, deductions from severance pay will be made to cover an employee’s healthcare coverage contributions. If COBRA coverage is available after the severance period, such coverage will be at the standard coverage rates. Severance payments will not be considered as pensionable earnings, and the period of time that severance payments are made will not count toward credited service and vesting service under the Company’s pension plans. Payments under the Plan are not eligible for contributions to the Company’s 401(k)/profit sharing plans.

If, during a period of severance, a former employee accepts employment with a new employer, any healthcare coverage provided under plans maintained by the Company will be discontinued when the former employee is eligible for coverage under the new employer’s plans. A former employee must notify the Human Resources Department in writing when he or she obtains coverage under a new employer’s plans.

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6. Vacation

Employees will receive pay for all unused and accrued vacation for the year of termination as a part of their final regular pay. Payment will be made in conformance with prevailing state laws.

7. Other Company Payments

Notwithstanding any provision of this Plan to the contrary, the severance pay under this Plan shall be reduced by the severance benefits then payable to an employee under any other agreement, understanding, plan, policy, program or arrangement of the Company or a subsidiary of the Company. Moreover, if an employee has an individual Change in Control Agreement or Severance Agreement with the Company, then any severance benefits payable to such employee shall be determined in accordance with the Change in Control Agreement or Severance Agreement, as applicable, and not this Plan.

8. Employee Release

An employee will forfeit all severance payments under this Plan if the employee fails to sign a release and waiver of claims in the form proposed by the Company or if such release is revoked.

9. Administration

This Plan is administered by the Company (the “Plan Administrator”). The Plan Administrator may designate persons to carry out its responsibilities under this Plan. The Plan Administrator reserves absolute discretionary authority to determine all matters arising in connection with the administration, interpretation and application of the Plan (including all questions of coverage, facts, eligibility and methods of providing and arranging for any benefits), and to remedy inconsistencies or omissions in the Plan, which actions shall be conclusive and binding on all persons. Benefits will be paid under this Plan only if the Plan Administrator decides in its discretion that an individual is entitled to them.

10. Amendment and Termination

The statements contained in this Plan are not intended to create nor are they to be construed to constitute conditions of employment or a contract of employment between the Company and any employee. Except as provided in the following sentence, the Company reserves the right to modify, suspend or terminate the Plan or the benefits provided at any time without prior notice to employees. Solely with respect to the provisions under Section 3, no amendment of such provisions will be effective until 18 months following the date a notice of such amendment is provided to eligible employees. Any amendment or termination of the Plan shall comply with the restrictions of Code Section 409A to the extent applicable. Specifically, no amendment or termination of the Plan may accelerate a scheduled payment unless permitted by Treasury regulations section 1.409A-3(j)(4).

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11. Benefit Claim Process

The Company will notify eligible employees of any amounts of severance benefits payable under this Plan. If an employee does not receive severance pay benefits within 60 days of his or her date of termination, he or she may assume that the Plan Administrator has determined that such employee is not eligible for severance pay benefits. If any employee believes that he or she has been denied severance pay benefits to which he or she may be entitled, the employee should submit a written claim for severance pay benefits to the Company’s Vice President, Compensation and Benefits. In deciding claims for benefits under the Plan, the Company’s Vice President, Compensation and Benefits will have the same discretionary authority as the Plan Administrator, as described in Section 9.

The Company or its delegate will notify the employee of any claim for severance pay that is denied, in whole or in part, within 90 days of the date the claim is received (unless special circumstances required additional time for processing the claim). The notice will contain:

•	the specific reason(s) why the claim was denied;

•	the specific Plan provision(s) on which the denial was based;

•	a description of additional information required by the Company and the reasons why such information is needed; and

•

the procedure for review of the denial, including the employee’s right to bring suit under Section 502(a) of the Employee Retirement Income Security Act of 1974 (as amended) (“ERISA”) following a denial of the claim on review.

If special circumstances require an extension of time for processing the claim, the initial 90-day period may be extended for up to 90 additional days, provided the Company or its delegate gives the employee written notice of the extension prior to the expiration of the initial 90-day period. Such notice will set forth the circumstances requiring the extension of time and the date by which a decision is expected to be rendered.

12. Benefit Claim Appeal Process

If a claim is denied, the employee and/or his or her authorized representative may file a written appeal to the Company’s Corporate Employee Benefits Committee (“CEBC”) within 60 days of the date the notice of denial is received. In deciding claims on appeal, the CEBC will have the same discretionary authority as the Plan Administrator, as described in Section 9. The employee and/or his or her authorized representative may review Plan documents and other documents that affect the claim. The request for a review should state the reason(s) why the employee feels the claim was improperly denied. Additional data, questions or comments should also be submitted.

The CEBC will render a decision on the appeal within 60 days after receipt of a request for review unless special circumstances require an extension of time for review, in which case the time limit will not be later than 120 days after receipt. The decision will be in writing, will include the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based, a statement that the employee is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the employee’s claim for benefits, and a statement of the employee’s right to bring suit under ERISA Section 502(a), in a manner calculated to be understood by the claimant.

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No action at law or in equity shall be brought to recover benefits under the Plan until the applicable appeal rights have been exercised and until the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary duty claim, the evidence presented will be strictly limited to the evidence timely presented to the CEBC. In addition, any such judicial proceeding must be filed within 180 days after the CEBC’s final decision.

OTHER TERMS

13. No Vesting

Neither the use of service time in calculating severance nor any other provision of this Plan shall be construed as giving rise to or granting any vested right to receive severance benefits.

14. Merger/Acquisition

For purposes of this Plan, in no event does merger or acquisition of the Company by or with another company constitute a separation from service with the Company when employment continues with the merged or acquiring company.

15. Funding

Severance pay provided under this Plan is payable solely from the general assets of the Company.

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